UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

June 13, 2014

Date of Report (Date of earliest event reported)

Ciber, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	001-13103	38-2046833
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification No.)
incorporation)

6363 South Fiddler’s Green Circle, Suite 1400,

Greenwood Village, Colorado, 80111

(Address of principal executive offices) (Zip code)

(303) 220-0100

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐    Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As of June 13, 2014, Tina Piermarini has been appointed as executive vice president and chief administrative officer (“CAO”) of Ciber, Inc. (the “Company”).  The CAO is assuming responsibility for several Company functions, including human resources, so the role of Senior Vice President and Chief Human Resources Officer, held by Anthony Fogel since February 2012, has been eliminated.

Ms. Piermarini was previously the founder and principal of thinkingisrequired, a Vivezza company providing consulting to transform businesses and the people who run them.   Prior to founding that company, Ms. Piermarini was senior executive vice president and chief administrative officer at EDS, a $22 billion IT services company later acquired by HP.  She served as a member of EDS’ executive committee, reporting directly to the Chairman and CEO.

In connection with Ms. Piermarini’s appointment as executive vice president and chief administrative officer, the Company and Ms. Piermarini entered into an employment agreement, effective as of June 13, 2014, which provides for the following: (i) a starting base salary of $405,000 annually; (ii) a target bonus opportunity equal to 60% of base salary under the Company’s short-term incentive plan for the current fiscal year; (iii) inducement grants of 150,000 restricted stock units, which shall vest in equal quarterly installments over three years, which grants are to be made pursuant to a Restricted Stock Unit Agreement; and (iv) customary a living allowance payment of $3,000 per month for a period of twelve months beginning on the date of her employment agreement.  Ms. Piermarini will participate in benefit plans and programs generally available to employees and executives of the Company.

Upon either Ms. Piermarini’s termination by the Company without Cause, or by Ms. Piermarini for Good Reason (each term as defined in the employment agreement), in addition to already earned salary, earned but unpaid bonus for the prior year and a prorated bonus (provided that performance targets are met) for the portion of the year in which the termination occurs, Ms. Piermarini is entitled to receive certain benefits, subject to her executing a separation and release agreement. Such benefits include (i) a severance payment equal to one time Ms. Piermarini’s then current base salary and annual bonus at target level in effect on the day of termination, (ii) accelerated vesting of awards that would have vested within the 12 months following her separation date (subject to achievement of performance criteria, if any), and (iii) health benefits for a period of 12 months following termination.  In the event of Ms. Piermarini’s termination by the Company without cause, or by Ms. Piermarini for good reason, in anticipation of or within 12 months after a change of control of the Company (as defined in the employment agreement), in addition to already earned salary and earned but unpaid bonus for the prior year, Ms. Piermarini is entitled to receive certain benefits, subject to her executing a separation and release agreement.  Such benefits include (i) a severance payment equal to 1.75 times Ms. Piermarini’s then current base salary and annual bonus at target level in effect on the day of termination, (ii) full vesting of all unvested equity awards, and (iii) health benefits for Ms. Piermarini for a period of 18 months following termination.

Ms. Piermarini is subject to non-solicitation of clients, and no-hire obligations during her employment and for 12 months after termination.  The employment agreement also contains customary provisions relating to confidential information.

The foregoing description of Ms. Piermarini’s employment agreement is qualified in its entirety by reference to the agreement which will be filed as an exhibit with the Company’s next periodic report on Form 10-Q.

Ms. Piermarini is not and has not been involved in any related party transactions with Ciber and does not have any family relationships with any other director, executive officer, or any persons nominated for such positions.

To effect a seamless transition of global human resources functions to the new CAO, Mr. Fogel has been retained as a consultant for the next three months and in return for those services the Company has agreed to accelerate the vesting of shares that would have vested in the three months subsequent to the six month period described below.  In addition, the Company has agreed to provide severance benefits to Mr. Fogel, consistent with the terms of his employment contract, including:  a one-time payment equal to nine months of salary and bonus at target level, accelerated vesting of shares that would have vested in the next six months, and twelve months of health benefits.   The foregoing summary of the material terms of the agreement between the Company and Mr. Fogel are qualified in their entirety by reference to the agreement which will be filed as an exhibit with the Company’s next periodic report on Form 10-Q.

Item 9.01.             Financial Statements and Exhibits.

(d) Exhibits.

None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

CIBER, INC.

Date: June 19, 2014	By:	/s/ M. Sean Radcliffe
M. Sean Radcliffe
SVP and General Counsel